UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Gray Television, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING REQUIREMENTS
PROPOSAL NUMBER 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
BOARD COMMITTEES AND MEMBERSHIP
BENEFICIAL SHARE OWNERSHIP
EXECUTIVE COMPENSATION
REPORT OF MANAGEMENT PERSONNEL COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EQUITY COMPENSATION PLAN INFORMATION
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT
OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING
AVAILABILITY OF FORM 10-K
HOUSEHOLDING

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Meeting to be held on June 23, 2010
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Gray Television, Inc. will be held at 9:30 a.m., local time, on Wednesday, June 23, 2010, at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, for the purpose of considering and acting upon:
•	The election of eleven members of our Board of Directors; and

•	Such other business and matters or proposals as may properly come before the meeting.
     Only holders of record of our common stock, no par value per share, and our Class A common stock, no par value per share, at the close of business on April 16, 2010 are entitled to notice of, and to vote at, the annual meeting. Attendance at the annual meeting is limited to such shareholders of record at the close of business on April 16, 2010 and to any invitees of the Company.
     Your vote is very important. If you are unable to attend the meeting, we encourage you to vote as soon as possible by one of three convenient methods: by calling the toll-free number listed on the proxy card, by accessing the Internet site listed on the proxy card or by signing, dating and returning the proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors,
Hilton H. Howell, Jr.
Chief Executive Officer

Atlanta, Georgia
April 28, 2010

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
PROXY STATEMENT
For Annual Meeting of Shareholders
to be Held on June 23, 2010
     This proxy statement is being furnished by the Board of Directors of Gray Television, Inc., a Georgia corporation (which we refer to as “Gray,” “Company,” “we,” “us” or “our”), to the holders of our common stock, no par value per share, and our Class A common stock, no par value per share, in connection with the solicitation of proxies by the Board of Directors for use at the 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”) to be held at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, on Wednesday, June 23, 2010, at 9:30 a.m., local time, and at any adjournments or postponements thereof. For directions to the location where the 2010 Annual Meeting will be held, you may contact our corporate offices at (404) 266-8333. Distribution of this proxy statement and a proxy card to shareholders is scheduled to begin on or about April 28, 2010.
     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by signing and delivering a later dated proxy card, by submitting a later dated vote by Internet or by telephone, by delivering written notice of the revocation of the proxy to our Secretary prior to the 2010 Annual Meeting, or by attending and voting at the 2010 Annual Meeting. Attendance at the 2010 Annual Meeting, in and of itself, will not constitute revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy is duly submitted prior to the 2010 Annual Meeting.
     If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares FOR the election of the director nominees recommended by the Board of Directors and in accordance with the discretion of the named proxies on other matters properly brought before the 2010 Annual Meeting.
     The expenses associated with this proxy statement and soliciting the proxies sought hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our officers, directors and regular employees, who will not receive additional compensation therefor, in person or by telephone or other means of communication. We also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of the common stock and the Class A common stock as of the record date for the 2010 Annual Meeting and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly submitting your vote will help to avoid additional expense.

VOTING REQUIREMENTS
Record Date and Voting Rights
     Our Board of Directors has fixed the close of business on April 16, 2010 as the record date for determining holders of the common stock and the Class A common stock entitled to notice of, and to vote at, the 2010 Annual Meeting. Only holders of record of our common stock and/or our Class A common stock on that date will be entitled to notice of, and to vote at, the 2010 Annual Meeting. Shareholders of record may vote by either:
•	attending the 2010 Annual Meeting and voting in person;

•	voting by Internet at http://www.proxyvote.com;

•	voting by telephone at 1-800-690-6903 as directed on the enclosed proxy card; or

•	completing and mailing the enclosed proxy card.
     Instructions for voting are included on the enclosed proxy card.
     The following information can be found at http://www.proxyvote.com:
•	Notice of Annual Meeting;

•	Proxy Statement;

•	2009 Annual Report on Form 10-K; and

•	Form of Proxy.
     As of the record date, April 16, 2010, 42,880,493 shares of our common stock and 5,753,020 shares of our Class A common stock were outstanding. Each share of our common stock is entitled to one vote and each share of our Class A common stock is entitled to ten votes. The total number of possible votes is 100,410,693. A number of votes equal to or greater than a majority of possible votes, or 50,205,348 votes (including abstentions and broker non-votes), will constitute a quorum. No business may be transacted at the 2010 Annual Meeting without a quorum. Abstentions and broker non-votes (where a broker submits a proxy but does not have discretionary authority to vote a customer’s shares on such proposal when specific instructions are not received) will be counted as present for purposes of determining a quorum.
Required Vote
     With respect to the election of the director nominees, a majority of the votes is not required; instead, the director nominees will be elected by a plurality of the votes cast, which means that the eleven nominees receiving the most votes will be elected. Votes withheld from any nominee will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of the election of directors. Under the New York Stock Exchange (“NYSE”) rules as revised for annual meetings held in 2010 and after, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the election of directors if your broker does not receive voting instructions from you.

PROPOSAL NUMBER 1
ELECTION OF DIRECTORS
Nominees
     At the 2010 Annual Meeting, eleven directors are to be elected to hold office until our next annual meeting of shareholders and until their successors have been duly elected and qualified. Each nominee is currently serving as a director. In case any nominee listed in the table below should be unavailable for any reason, which our management has no reason to anticipate, your proxy will be voted for any substitute nominee or nominees who may be selected by the Management Personnel Committee prior to or at the 2010 Annual Meeting. In such circumstances, if no substitute is selected by the Management Personnel Committee prior to or at the 2010 Annual Meeting, the Board of Directors may determine to reduce the membership of the Board of Directors to the number of nominees available for election.
     Our Board of Directors unanimously recommends that you vote “FOR” the election of those directors specified in this proxy statement.
     Set forth below is information concerning each of the nominees as of April 28, 2010.

	Director
Name	Since	Age	Position

Hilton H. Howell, Jr.	1993	48	Director, Vice Chairman and Chief Executive Officer
William E. Mayher, III	1990	71	Chairman of the Board of Directors
Robert S. Prather, Jr.	1993	65	Director, President and Chief Operating Officer
J. Mack Robinson	1993	86	Director and Chairman Emeritus
Richard L. Boger	1991	63	Director
Ray M. Deaver	2002	69	Director
T. L. Elder	2003	71	Director
Zell B. Miller	2005	78	Director
Howell W. Newton	1991	63	Director
Hugh E. Norton	1987	77	Director
Harriett J. Robinson	1997	79	Director
     Hilton H. Howell, Jr., has been our Chief Executive Officer since August 20, 2008 and has also served as Vice-Chairman since September 2002. Before that, he had been our Executive Vice President since September 2000. He has served as one of our directors since 1993. He is a member of the Executive Committee of our Board of Directors. He has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995, and as Chairman of that company since February 24, 2009. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1991. He has served as Vice Chairman of Bankers Fidelity Life Insurance Company since 1992 and Vice Chairman of Georgia Casualty & Surety Company from 1992 through 2008. He served as Chairman of the Board of Triple Crown Media, Inc. (“TCM”) from December 2005 until December 2009. Mr. Howell also serves as a director of Atlantic American Corporation and its subsidiaries American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company, as well as Delta Life Insurance Company and Delta Fire and Casualty Insurance Company. He is the son-in-law of Mr. J. Mack

Robinson and Mrs. Harriett J. Robinson, both members of our Board of Directors. In addition to his current role as the Company’s Chief Executive Officer, Mr. Howell brings to the Board of Directors experience from past leadership positions as an executive and his service on numerous boards. Mr. Howell also served as a former General Counsel, and his experience in that discipline adds a legal perspective to the decisions facing the Board of Directors.
     William E. Mayher, III is a member of the Executive Committee, the Audit Committee, the Management Personnel Committee and the 2007 Long Term Incentive Plan Committee of Gray’s Board of Directors and has served as Chairman of Gray’s Board of Directors since August 1993. Dr. Mayher was a neurosurgeon in Albany, Georgia from 1970 to 1998. Dr. Mayher is the Chairman of the Medical College of Georgia Foundation and served as Chairman of Blue Cross Blue Shield of Georgia and as a member of the Board of Directors of the American Association of Neurological Surgeons. He also serves as a director of Palmyra Medical Centers and Chairman of the Albany Regional Airport Commission. Dr. Mayher has been an active member of our Board of Directors for 20 years, and his tenure provides stability and a familiarity with our operations. As evidence of the breadth of his knowledge, he currently serves on all of the Board of Director’s committees as a source of continued and reliable leadership.
     Robert S. Prather, Jr., has served as our President and Chief Operating Officer since September 2002. He has served as one of our directors since 1993. He is a member of the Executive Committee of our Board of Directors. He has been a director of TCM since 1994, and served as Chairman of TCM from December 2005 until November 2007. He served as President and Chief Executive Officer of TCM from May 2005 to December 2005, and has served in that position since November 2007. TCM filed for protection under Chapter 11 of the U.S. bankruptcy code on September 14, 2009. The order confirming the Plan of Reorganization under Chapter 11 of the bankruptcy code became effective December 8, 2009. He serves as an advisory director of Swiss Army Brands, Inc., and serves on the Board of Trustees of the Georgia World Congress Center Authority. He also serves as a member of the Board of Directors for GAMCO Investors, Inc., Gaylord Entertainment Company and Victory Ventures, Inc. Mr. Prather’s background as both our current Chief Operating Officer and a former Chief Executive Officer lends a unique perspective to the Board of Directors. He possesses a wealth of knowledge about our industry and his tenure on the Board of Directors provides consistent leadership.
     J. Mack Robinson was Gray’s Chairman and Chief Executive Officer from September 2002 until August 2008. Prior to that, he was Gray’s President and Chief Executive Officer from 1996 through September 2002. He is Chairman Emeritus of Gray’s Board of Directors. Mr. Robinson has served as Chairman Emeritus of TCM since December 2005, Chairman of the Board and President of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1958, Chairman of the Board of Atlantic American Corporation, an insurance holding company, since 1974, and was previously a director of Bull Run Corporation, which is now known as TCM. Mr. Robinson also serves as a director of the following companies: Bankers Fidelity Life Insurance Company, American Southern Insurance Company and American Safety Insurance Company. Mr. Robinson is the husband of Mrs. Harriett J. Robinson and the father-in-law of Mr. Hilton H. Howell, Jr., both members of Gray’s Board of Directors. Mr. Robinson’s experience as the Company’s former Chief Executive Officer brings to the Board of Directors a familiarity with the challenges facing a large public company. His civic involvement and philanthropic activities provide a critical link to the business community.

     Richard L. Boger is a member of the Audit Committee of Gray’s Board of Directors. Mr. Boger has been President and Chief Executive Officer of Lex-Tek International, Inc., an insurance software company, since February 2002. He has also served since July 2003, as business manager for Owen Holdings, LLLP, a Georgia Limited Liability Limited Partnership; since July 2004, as General Partner of Shawnee Meadow Holdings, LLLP, a Georgia Limited Liability Limited Partnership; and since March 2006, as business manager for Heathland Holdings, LLLP, a Georgia Limited Liability Limited Partnership. He also serves as a member of the Board of Trustees of Corner Cap Group of Funds, a series mutual fund. Mr. Boger brings to the Board of Directors extensive managerial and entrepreneurial experience from his current position as the Chief Executive Officer of a specialized financial services software company, his having founded and sold two commercial insurance services companies, and his present service as a partner and business manager in three investment companies. His perspective from serving in several industries outside our own, including on the boards of a mutual fund and several nonprofit organizations, provides the Board of Directors with an informed resource for a wide range of disciplines and adds a diverse voice to its deliberations.
     Ray M. Deaver is Chairman of the Management Personnel Committee and a member of the 2007 Long Term Incentive Plan Committee of Gray’s Board of Directors. Prior to his appointment to Gray’s Board of Directors, Mr. Deaver served as Gray’s Regional Vice President-Texas from October 1999 until his retirement in 2001. He was the President and General Manager of KWTX Broadcasting Company and President of Brazos Broadcasting Company from November 1997 until their acquisition by Gray in October 1999. Mr. Deaver’s years of experience in the broadcasting field and his role as the former General Manager for two of our affiliates provides the Board of Directors with a wealth of industry-specific operational knowledge. In that capacity and as our former Regional Vice President in Texas, Mr. Deaver’s diverse background lends a unique, localized perspective to the Board of Directors.
     T.L. (Gene) Elder is a member of the Audit Committee of Gray’s Board of Directors. Since 1994, Mr. Elder has been a partner of Tatum, LLC, a national firm of career chief financial officers which was acquired by Spherion Staffing Services in March 2010, and served as a Senior Partner of that firm from 2004 until his retirement from that position in May 2009. Mr. Elder, through his background as a former Chief Financial Officer, provides the Board of Directors and the Audit Committee with significant financial expertise. His leadership position and experience with Tatum, LLC provides the Board of Directors with an informed resource for accounting issues facing the Company.
     Zell B. Miller is a member of the Management Personnel Committee and the 2007 Long Term Incentive Plan Committee of Gray’s Board of Directors. He was U.S. Senator from Georgia from July 2000 until his retirement in 2005. Prior to that time he was Governor of the State of Georgia from 1991 until 1999 and Lieutenant Governor from 1975 until 1991. He is a Director Emeritus of the Board of Directors of United Community Banks in Blairsville, Georgia. Gov. Miller’s proven leadership and executive experience stems from his years of public service during which he developed expertise in addressing the challenges facing large, complex organizations. His substantial insight into political and economic affairs provides a diverse perspective to the Board of Directors and a working knowledge of government operations.
     Howell W. Newton is Chairman of the Audit Committee of Gray’s Board of Directors. Since 1978, Mr. Newton has been President and Treasurer of Trio Manufacturing Co., a real estate and investment company. Mr. Newton’s many years of executive service with a financial services company provides the Board of Directors with considerable financial expertise. His tenure on our Board of Directors provides consistent leadership, and his familiarity with the Company’s operations serves as an ongoing resource for issues facing a large, public company.

     Hugh E. Norton is Chairman of the 2007 Long Term Incentive Plan Committee and is a member of the Management Personnel Committee of Gray’s Board of Directors. Mr. Norton has been President of Norco Holdings, Inc., an insurance agency, since 1973 and also is a real estate developer in Destin, Florida. Prior to that, he was Regional Manager of Security Insurance Group where he served for 15 years. Mr. Norton brings to the Board of Directors a wealth of business experience based on his many years of service as an executive, as well as a unique perspective based on the regulatory and local government issues he faces as a developer. As the director with the longest tenure on our Board of Directors, he also serves as an ongoing source for industry-specific knowledge.
     Harriett J. Robinson has been a director of Atlantic American Corporation since 1989. Mrs. Robinson has also been a director of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1967. Mrs. Robinson is the wife of Mr. J. Mack Robinson and the mother-in-law of Mr. Hilton H. Howell, Jr., both members of Gray’s Board of Directors. Mrs. Robinson’s active service on our Board of Directors and on the boards of several other companies for a number of years provides capable leadership and a familiarity with the operational issues facing organizations in today’s business climate. She lends a diverse voice to the Board of Directors’ deliberations, and her civic involvement and philanthropic activities provide a critical link to the community, particularly to women in business.
CORPORATE GOVERNANCE
     We are in compliance with the NYSE corporate governance rules, which were adopted in connection with the Sarbanes-Oxley Act of 2002. We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. If any waiver of this Code is granted, the waiver will be disclosed in a Securities and Exchange Commission (the “SEC”) filing on Form 8-K. Our Code of Ethics and the written charters of our Audit Committee and our Management Personnel Committee, which acts as our Nominating and Corporate Governance Committee and Compensation Committee under separate charters, as well as our Corporate Governance Principles, are available under the heading “Governance Documents” in the “Corporate Governance” section of our website at www.gray.tv. All such information is also available in print to any shareholder upon request by telephone at (404) 266-8333.
     After considering all applicable regulatory requirements and assessing the materiality of each director’s relationship with us, our Board of Directors has affirmatively determined that all of our directors are independent in accordance with Sections 303A.02(a) and (b) of the NYSE listing standards and the standards set forth in the Internal Revenue Code (“IRC”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for: Mr. Robinson, due to his family relationship with Mr. Howell; Mr. Prather, due to his status as an executive officer; Mr. Howell, due to his status as an executive officer; and Mrs. Robinson, due to her family relationships with Mr. Robinson and Mr. Howell. Consequently, our Board of Directors has determined that seven of our eleven directors are independent in accordance with the listing standards of the NYSE and the standards set forth in the IRC and the Exchange Act.
     Gray encourages interested party communication with its Board of Directors. Any interested party who wishes to communicate with the Board of Directors or with any particular director, including any independent director, may send a letter to our Secretary, Robert A. Beizer, 1750 K Street, NW, Suite 1200, Washington, D.C., 20006, which communications will be forwarded to the Board of Directors by the Secretary. Any communication should indicate that you are an interested party and clearly specify that such communication is intended to be made to the entire Board of Directors or to one or more particular directors.

     The Board of Directors has adopted a policy that all directors on the Board of Directors are expected to attend annual meetings of the shareholders. All the members of our Board of Directors attended the 2009 Annual Meeting of Shareholders in person except Zell B. Miller who attended via telephone.
     The Board of Directors held six meetings during 2009. During 2009, each of the directors attended all of the meetings of the Board of Directors and meetings of all committees of the Board of Directors on which such directors served.
     In accordance with Section 303A.03 of the NYSE listing standards, the independent non-management directors met in executive session four times during 2009. Dr. Mayher, as the Chairman of the Board, presides over the executive sessions. Consistent with our belief that our leadership structure should reflect the best interests of the Company and our shareholders, we have not adopted a policy at this time stating whether or not the positions of Chief Executive Officer and Chairman of the Board should be held by separate individuals. Rather, we believe that the Board of Directors should remain free to determine the leadership structure from time to time based upon the availability of qualified and competent candidates. Prior to August 2008, Mr. Robinson ably served as both Chairman and Chief Executive Officer. Currently, Mr. Howell serves in the role of Chief Executive Officer, while Dr. Mayher, who is not an executive officer, serves as Chairman of the Board. We believe the resulting structure is appropriate for Gray at this time because it allows us to fully exploit the capabilities of these individuals in their respective roles while indicating to our shareholders that we also value the perspective of independent leadership on our Board of Directors. With respect to potential transactions with related parties required to be disclosed pursuant to Item 404 (a) of Regulation S-K of the SEC, the Audit Committee must review and approve such transactions in advance after full disclosure of the nature and extent of the related party’s interest in any such transaction. See “Certain Relationships and Related Party Transactions” for a description of the business relationships Messrs. Norton and Robinson had with Gray in 2009 that were approved by the Audit Committee.
BOARD COMMITTEES AND MEMBERSHIP
     Our Board of Directors has an Executive Committee. The Executive Committee is authorized between meetings of the Board of Directors, to manage and direct our affairs, except as otherwise provided by law or as otherwise directed by the Board of Directors. All actions by the Executive Committee are subject to revision and alteration by the Board of Directors, provided that no rights of third parties shall be affected by any such revision or alteration. The Executive Committee did not meet during 2009. The members of the Executive Committee are Messrs. Howell, Mayher (as Chairman) and Prather.
     Our Board of Directors has an Audit Committee, the purpose of which is to review and evaluate the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting policies and system of internal accounting controls, and to review and approve any transactions between us and our directors, officers or significant shareholders. The Audit Committee is governed by a written Audit Committee Charter, which was approved and adopted in its current form by the Board of Directors in June 2009 and can be found on our website at www.gray.tv in the “Corporate Governance” section under the heading “Governance Documents.” The Audit Committee held four meetings during 2009. The members of the Audit Committee are Messrs. Boger, Elder, Mayher and Newton (as Chairman). The Board of Directors has affirmatively determined that T.L. (Gene) Elder is an “audit committee financial expert” as that term is defined under applicable SEC rules. The Board of Directors has determined that all members of the Audit Committee are independent in accordance with NYSE and the SEC rules governing audit committee member independence. The Audit Committee maintains a risk assessment process designed to identify risks facing the Company that the committee considers to be the most significant. In executing this policy, the Audit Committee receives reports from management and other advisors and strives to generate serious and thoughtful strategies to mitigate those risks. Management periodically meets with the Audit Committee and reviews such risks and the relevant strategies. The report of the Audit Committee is set forth in this Proxy Statement under the heading “Report of Audit Committee.”
     Our Board of Directors has a Management Personnel Committee that functions as both the Compensation Committee and the Nomination and Corporate Governance Committee. The Management Personnel Committee has adopted separate written charters to govern its activities as the Compensation Committee and the Nominating and Corporate Governance Committee, respectively, current copies of which are available on our website at www.gray.tv in the “Corporate Governance” section under the heading “Governance Documents.” As the Compensation Committee, the Management Personnel Committee makes recommendations with respect to executive salaries, bonuses and compensation. The Management Personnel Committee held four meetings in 2009, during which meetings it performed the functions of both the Compensation Committee and the Nominating and Corporate Governance Committees. Its members are Messrs. Deaver (as Chairman), Mayher, Miller and Norton. The Board of Directors has affirmatively determined that all members of the Management Personnel Committee are independent in accordance with NYSE, SEC and IRC rules governing independence. In July 2009, the Management Personnel Committee retained Grant Thornton LLP to advise it on current trends and best practices in compensation. The report of the Management Personnel Committee is set forth in this Proxy Statement under the heading “Report of Management Personnel Committee.”
     In addition to acting as our Compensation Committee, the Management Personnel Committee also acts as our Nominating and Corporate Governance Committee. In this function, the committee assists the Board of Directors in fulfilling its responsibilities to shareholders by identifying and screening individuals qualified to become our directors, recommending candidates to the Board of Directors for all directorships, evaluating the set of corporate governance principles and guidelines applicable to us that the Board of Directors has adopted, and overseeing the evaluation of the Board of Directors and management. In recommending candidates to the Board of Directors for nomination as directors, the Management Personnel Committee strives to identify individuals who bring a unique perspective to Gray’s leadership and contribute to the overall diversity of our Board of Directors. Although the committee has not adopted a specific diversity policy for nominations, we believe that a diversity of experience, gender, race, ethnicity and age contributes to effective governance for the benefit of our shareholders. In practice, the Management Personnel Committee considers such characteristics together with the other qualities displayed by our candidates, such as judgment, skill, integrity and experience. The committee does not assign a particular weight to these individual factors. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board of Directors. Historically, we have not used a recruiting firm to assist with this process.
     The Management Personnel Committee will consider recommendations for director nominees submitted by shareholders. The Management Personnel Committee’s evaluation of candidates recommended by our shareholders does not differ materially from its evaluation of candidates recommended from other sources. Shareholders wishing to recommend director candidates for consideration by the Management Personnel Committee may do so by writing to our Secretary, giving the candidate’s name, biographical data, qualifications and all other information that is required to be disclosed under the applicable rules and regulations of the SEC. The foregoing information should be forwarded to the Nominating and Corporate Governance Committee, c/o Robert A. Beizer, 1750 K Street, NW, Suite 1200, Washington, D.C., 20006.

     Our Board of Directors has a 2007 Long Term Incentive Plan Committee, the purpose of which is to make recommendations concerning grants of stock options, awards and grants under the 2007 Long Term Incentive Plan and the Gray Television, Inc. Directors’ Restricted Stock Plan (the “Directors’ Restricted Stock Plan”). The 2007 Long Term Incentive Plan Committee did not hold any meetings in 2009, and its members are Messrs. Deaver, Mayher, Miller and Norton (as Chairman), all of which are “non-employee directors” under applicable SEC rules.
Summary of Committee Memberships.

Audit Committee	Management Personnel Committee

Howell W. Newton as Chairman	Ray M. Deaver as Chairman
Richard L. Boger	William E. Mayher, III
T. L. Elder	Zell B. Miller
William E. Mayher, III	Hugh E. Norton

2007 Long Term Incentive Plan Committee	Executive Committee

Hugh E. Norton as Chairman	William E. Mayher, III as Chairman
Ray M. Deaver	Hilton H. Howell, Jr.
William E. Mayher, III	Robert S. Prather, Jr.
Zell B. Miller
BENEFICIAL SHARE OWNERSHIP
     The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and our common stock as of April 16, 2010 by (i) any person who is known to us to be the beneficial owner of more than five percent of our Class A common stock or our common stock, (ii) all directors, (iii) all executive officers named in the “Summary Compensation Table” herein and (iv) all directors and executive officers as a group. For purposes of this table, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been furnished by the respective persons listed in the following table. The percentages of each class are based on 5,753,020 shares of Class A common stock and 42,880,493 shares of common stock outstanding as of April 16, 2010. Shares underlying outstanding stock options exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

					Combined
					Voting
	Class A				Percent of
	Common Stock		Common Stock		Common
	Beneficially Owned		Beneficially Owned		and Class A
	(GTN.A)		(GTN)		Common
Name	Shares	Percent	Shares	Percent	Stock

Robert A. Beizer	—	*	16,181	*	*
Richard L. Boger	3,736	*	44,941	*	*
Ray M. Deaver	—	*	327,696	*	*
T. L. Elder	2,000	*	21,000	*	*
Hilton H. Howell, Jr.(1)(2)	681,550	11.8%	481,283	1.1%	7.3%
William E. Mayher, III	13,500	*	139,750	*	*
Zell B. Miller	—	*	20,500	*	*
Howell W . Newton	2,625	*	25,225	*	*
Hugh E. Norton	13,500	*	39,750	*	*
Robert S. Prather, Jr.(3)	66,070	1.1%	905,920	2.1	1.6%
Harriett J. Robinson(2)(4)(5)	3,727,344	64.8%	1,569,818	3.7%	38.7%
J. Mack Robinson(2)(5)(6)	3,727,344	64.8%	1,569,818	3.7%	38.7%
James C. Ryan(7)	—	*	123,354	*	*
Mario J. Gabelli(8)	238,275	4.1%	2,536,675	5.9%	4.9%
Dimensional Fund Advisors LP(9)	—	*	2,612,833	6.1%	2.6%
FMR LLC(10)	—	*	4,858,397	11.3%	4.8%
All directors and executive officers as a group(11) (13 persons)	3,954,720	68.7%	3,441,548	7.9%	42.4%

*	Less than 1%.

(1)	Includes 59,075 shares of the Class A common stock owned by Mr. Howell’s wife directly and as trustee for her children, as to which shares he disclaims beneficial ownership. Also includes options to purchase 122,870 shares of common stock.

(2)	Includes as to Messrs. Robinson and Howell and Mrs. Robinson, an aggregate of 555,605 shares of the Class A common stock and 151,000 shares of the common stock owned by certain companies of which Mr. Howell is an officer and a director, Mr. Robinson is an officer, director and a principal or sole shareholder and Mrs. Robinson is a director.

(3)	Includes options for Mr. Prather to purchase 642,875 shares of the common stock. Mr. Prather has pledged 199,771 shares of common stock as security for a loan.

(4)	Includes: (a) an aggregate of 1,002,676 shares of the Class A common stock and 853,868 shares of the common stock owned by Mrs. Robinson’s husband and (b) 1,189,180 shares of the Class A common stock and 109,750 shares of the common stock owned by Mrs. Robinson, as trustee for her daughters. Mrs. Robinson disclaims beneficial ownership of all such securities.

(5)	Includes as to Mr. Robinson and Mrs. Robinson, an aggregate of 130,300 shares of the Class A common stock and 100,000 shares of the common stock owned by Gulf Capital Services, Ltd.

(6)	Includes: 2,038,763 shares of the Class A common stock and 464,950 shares of the common stock owned by Mr. Robinson’s wife directly and as trustee for their daughters. Mr. Robinson disclaims beneficial ownership of all such securities.

(7)	Includes options for Mr. Ryan to purchase 110,719 shares of the common stock.

(8)	This information is based solely on Gray’s review of a Schedule 13D/A filed with the SEC by Gabelli Funds, LLC and also by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. The address of Mr. Gabelli and Gabelli Funds, LLC is One Corporate Center, Rye, New York 10580.

(9)	This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP. The address of Dimensional Fund Advisors L.P. is Palisades West, Building One, 6300 Bee Cove Road, Austin, Texas 78746.

(10)	This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC by FMR LLC and also by Edward C. Johnson 3d and various entities which he directly or indirectly controls. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)	The addresses for each of the directors and named executive officers is 4370 Peachtree Road N.E., Atlanta, Georgia 30319.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Management Personnel Committee.
     The Management Personnel Committee of the Board of Directors serves as our Compensation Committee and administers our executive compensation program and has the overall responsibility for approving and evaluating director and officer compensation plans, policies and programs. The Management Personnel Committee, in its capacity as the Compensation Committee, approves the compensation of each of our executive officers and all television station General Managers and establishes the compensation of our Board of Directors. The Management Personnel Committee consists of four members of our Board of Directors, Messrs. Deaver, Mayher, Miller and Norton. The Board of Directors has affirmatively determined that all members of the Management Personnel Committee are independent in accordance with NYSE, SEC and IRC rules governing independence.
Compensation Philosophy and Policy.
     Generally, we strive to establish compensation practices and provide compensation opportunities that attract, retain and reward our executives and strengthen the mutuality of interests between our executives and our shareholders in order to motivate them to maximize shareholder value. We believe that the most effective executive compensation program is one that is conservative, yet competitive, and which aligns long-term compensation to the creation of shareholder value.
     The goals of our executive compensation program for 2009 were to retain, motivate and reward our executive officers. To achieve such goals, we relied primarily on salaries and other compensation for each of our executive officers. The Management Personnel Committee’s practice for determining an executive’s salary, bonus and long-term incentive compensation was based on the position and responsibility of such executive, his impact on the operations and profitability of Gray and the knowledge and experience of such executive and comparisons to peer group companies.

Named Executive Officers
     The following discussion of executive compensation includes information about our named executive officers who are listed in the following table:

	Executive
	Officer
Name	Since	Age	Position

Hilton H. Howell, Jr.	2000	48	Vice Chairman and Chief Executive Officer
Robert S. Prather, Jr.	1996	65	President and Chief Operating Officer
James C. Ryan	1998	49	Senior Vice President and Chief Financial Officer
Robert A. Beizer	1996	70	Vice President for Law and Development and Secretary
Determining Competitive Practices
     The goal of the Company and the Management Personnel Committee is to structure a mix of compensation elements, including base salary, cash bonus and long-term incentive opportunities, which reward each executive officer for their achievement of personal as well as corporate-level goals while staying competitive within our peer group. We believe that the compensation structure is similar to that of other comparable companies. For 2009, Gray’s peer group for purposes of determining competitive compensation for our executive officers consists of Belo Corp., Emmis Communications, Lin TV Corp., Media General, Inc., Nexstar Broadcasting Group, and Sinclair Broadcast Group, Inc.
     In 2009, the committee engaged Grant Thornton LLP to provide advice on the Company’s total compensation process and structure and, going forward in 2010, expects to receive recommendations from Grant Thornton on the companies selected to represent the peer group, market comparisons between our executive’s compensation and the peer group’s compensation practices, and recommendations for 2010 competitive compensation levels and opportunities to be established for our executive officers.
Elements of the Company’s Compensation Program
     The compensation program for our executive officers is designed to provide a combination of cash (guaranteed and incentive-based) and equity-based compensation to align the officers’ interests with our shareholders. The executive compensation program primarily consists of the following elements:
•	Base salary;

•	Annual cash bonuses; and

•	Long-term incentive compensation, including equity-based awards
     The Management Personnel Committee has not established a formal policy for allocating between the different forms of compensation. Instead, the Management Personnel Committee strives to achieve an appropriate mix between the different forms of compensation in order to (1) motivate the named executive officers to deliver superior performance in the short-term by providing competitive base salaries and annual incentive cash bonuses, (2) align the interests of the named executive officers with the long-term interests of our shareholders through the grant of equity-based compensation and (3) provide an overall compensation package that promotes executive retention.

Process for Establishing Executive Total Compensation
     In establishing executive compensation levels for 2009, the Management Personnel Committee compared salaries and bonuses of our executive officers for the last five years, compared stock price performance, compared the Company’s accomplishments in 2009, compared net operating profit and operating profit margins and ultimately arrived at what it considers adequate and competitive compensation.
     In determining whether to grant annual cash bonuses, equity-based awards or other awards, the Management Personnel Committee considers each executive officer’s performance and contribution to our profits and business plan objectives. When measuring an executive officer’s individual contribution and performance, the Management Personnel Committee examines: (1) trends in our financial results, (2) satisfaction of personal goals, (3) relative market position and stock price, and (4) qualitative factors that necessarily involve judgment by the Management Personnel Committee. In making such determinations, the Management Personnel Committee does not base its determination on any single performance factor nor does it assign relative weights to factors, but considers a mix of factors, including evaluations from superiors, and evaluates an individual’s performance against such mix in absolute terms in relation to the other executive officers at Gray.
     As reference, the “Summary Compensation Table” details the compensation set by the Management Personnel Committee in 2009 for our named executive officers.
Base Salary
     The base salary element of our executive compensation program provides each executive officer with a fixed amount of annual cash compensation. Salaries for the executive officers are generally subject to annual review and adjustment by the Management Personnel Committee. Adjustments are considered and made by taking into account recommendations made by our Chief Executive Officer and our President and Chief Operating Officer and by weighing those recommendations against the executive officer’s base salary history and the other factors noted above in “Process for Establishing Executive Total Compensation.”
     Based significantly on the financial results of our operations and our expectations at the time for comparable performance in 2009, the committee determined to hold base salaries constant, with the exception of Mr. Howell. The base salary for Mr. Howell includes a market adjustment that is reflective of additional responsibilities and duties that he assumed in the role of Chief Executive Officer for Gray. Mr. Howell’s base salary is currently benchmarked against the market data to reflect that in 2009 he worked less than full-time as our Chief Executive Officer while transitioning into that role. The committee plans to increase Mr. Howell’s base salary in the future commensurate with his role as our Chief Executive Officer as he assumes greater responsibility in that role.

     The following table sets forth the 2009 base salaries paid by us to each of our named executive officers:

Salary Amount
Name	($)

Hilton H. Howell, Jr.	400,000
Robert S. Prather, Jr.	950,000
James C. Ryan	350,000
Robert A. Beizer	320,000
     Mr. Prather’s base salary is reflective of the critical role he plays in managing the Company’s performance, his assigned responsibilities beyond the typical role of a Chief Operating Officer and the significant Company knowledge, history and relationships he maintains and leverages.
Cash Bonus
     Historically, we have followed a process of providing discretionary cash bonus awards to certain of our senior employees, including all of the named executive officers. The cash bonuses serve as an annual short-term incentive program designed to recognize and reward employees who make significant contributions towards achieving the annual business plan.
     In determining the amount of the bonuses, a number of factors are considered, including operating results, the achievement of certain financial performance objectives and the individual’s contribution to the Company or the business unit (which is a subjective analysis).
     The Management Personnel Committee meets during the first quarter of each year, once adequate financial and other performance data from the prior fiscal year becomes available for review, and determines if any bonuses will be awarded to the executive officers and the amount of bonuses. Bonuses were not awarded to our named executive officers for 2009 due to the general economic downturn which resulted in lower than expected financial results, including revenue and profitability. Mr. Beizer was paid a bonus of $35,000 during 2009 as a result of his work on behalf of the Company in obtaining long-term signal carriage agreements with cable and satellite companies.
Long-Term Incentive Compensation
     In order to align the interests of our executive officers and other key management personnel responsible for our growth with the interests of our shareholders, we have established the 2007 Long Term Incentive Plan, which provides for equity-based awards. It is our practice to grant options with an exercise price equal to the closing price of our Class A common stock and/or our common stock on the date of grant. The decision to issue options and other awards begins with our Chief Executive Officer and our President and Chief Operating Officer suggesting that an award is appropriate, and the Management Personnel Committee then considers the suggestion. In deciding whether or not to grant equity-based rewards to an individual and in determining the size of the award, the Management Personnel Committee takes into account subjective considerations, including the level of such executive’s position and the individual’s contribution to our objectives. Type, vesting and other characteristics of awards within the Management Personnel Committee’s discretion are determined on a case-by-case basis taking into consideration the recommendations of our Chief Executive Officer and our President and Chief Operating Officer as well as the criteria discussed above.

     Equity-based awards have typically been granted to executive officers to reward strong Company performance. In 2009, we did not issue equity-based awards to the executive officers under the 2007 Long Term Incentive Plan because of the effect of the economic downturn on our financial results.
Qualified Benefit Plans
     The executive officers participate in the following qualified benefit plans in which all employees are eligible to participate: Capital Accumulation (401(k)) Plan (“Capital Accumulation Plan”); Employee Stock Purchase Plan (“ESPP”), which was discontinued effective June 30, 2009; and Gray Television, Inc. Retirement Plan (“Pension Plan”). The “Pension Benefits in 2009” table lists the years of credited service and the present value of each named executive officer’s accumulated pension benefit, assuming payment begins at age 65, under the Pension Plan.
Capital Accumulation (401(k)) Plan
     We currently sponsor the Gray Television, Inc. Capital Accumulation Plan to encourage eligible employees to defer a part of their current income to provide for their retirement, death or disability under the provisions of Section 401(k) of the IRC. The plan covers all of our employees. Under the Capital Accumulation Plan, participants may elect to make pre-tax savings deferrals from their compensation each year, subject to annual limits on such deferrals imposed by the IRC. We may also, at our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional voluntary contributions. For the year ended December 31, 2009, we did not match employee contributions except for employees at one or our stations, in accordance with the terms of their union contracts. Participants are immediately vested in their voluntary contributions plus the actual earnings thereon. Employer contributions and earnings thereon become 100% vested after the participant completes three years of service. The only form of benefit payment under the Capital Accumulation Plan is a single lump-sum payment equal to the vested balance in the participant’s account. The vested portion of a participant’s accrued benefit is payable upon such employee’s termination of employment, attainment of age 59 1/2, retirement, total and permanent disability, or death. Participants may also make in-service withdrawals from their pre-tax contributions under the plan for certain specified instances of hardship.
Employee Stock Purchase Plan
     We offered an ESPP to eligible employees (including the named executive officers) to provide eligible employees (including the named executive officers) with an opportunity to purchase our common stock through payroll deductions as a means of purchasing our common stock as a long-term investment. Effective June 30, 2009, we discontinued our ESPP due to the considerable costs associated with maintaining the plan. Messrs. Howell and Prather participated in the ESPP in 2009, 2008 and 2007. See footnote (2) in the “All Other Compensation Table” for a discussion of the specific benefits amounts each executive received in 2009 under the ESPP.
Gray Television, Inc. Retirement Plan
     For each of the named executive officers, the “Pension Benefits in 2009” table lists the years of credited service and the present value of each executive officer’s accumulated pension benefit, assuming payment begins at age 65, under, the Pension Plan. Under the terms of the Pension Plan, in the event of the death of an executive officer before retirement, 50% of the accrued benefit will become payable to the surviving spouse at the time the deceased participant would have reached age 65. If the deceased participant had completed ten or more years of service, the survivor benefit may commence as early as the time the deceased participant would have reached age 55. If the deceased participant would have been eligible for early retirement at the time of death, survivor benefits may commence as soon as practicable. Any benefits that commence before the deceased participant would have reached age 65 will be reduced the same as early retirement benefits would have been reduced. In the event a disability occurs before retirement, the accrued benefit will become payable at age 65. No break in service will occur and benefits will continue to accrue during disability. In the event of voluntary termination, the vested accrued benefit will become payable at age 65. If the participant had completed ten or more years of service, the benefit may commence as early as age 55. If the participant had completed less than five years of credited service, the accrued benefit is not vested, and no future benefits would be payable from the Pension Plan.
Risk Mitigation
     In designing the components of our executive compensation program, we have attempted to mitigate the possibility that excessive short-term risks are being taken by our executive officers at the expense of long-term value. These mitigation strategies include: (1) the annual review and approval of the financial performance considerations by the Management Personnel Committee; (2) the use of multiple performance objectives, thus mitigating too heavy a focus on any one in particular; and (3) vesting of stock awards over time to motivate executives to focus on providing consistent results over the longer term.
Role of Management in Setting Compensation
     For 2009, our Chief Executive Officer, with input from our President and Chief Operating Officer, recommended the annual compensation levels, including bonuses, for all executive officers (including himself) of Gray and its subsidiaries to the Management Personnel Committee for its review and approval. The Management Personnel Committee, in setting the annual compensation levels for our executive officers, then reviews these recommendations against prior years’ compensation amounts, the current year’s financial and market results, and available compensation data from our peer group. After the committee has made adjustments to the recommended compensation it deems appropriate and has approved the annual compensation levels for our executive officers, it reports to the Board of Directors with its final determination.
Role of the Compensation Consultant
     In 2009, the Management Personnel Committee engaged Grant Thornton LLP, an internationally recognized public accounting and consulting firm, to advise the committee, and at times management, with respect to the Company’s compensation programs for 2010. A Grant Thornton representative reports directly to the committee as its compensation advisor. The Management Personnel Committee annually reviews the role of its compensation advisor and believes that the advisor is fully independent for purposes of providing executive compensation recommendations. To ensure independence, the committee directly hires and has the sole authority to terminate the compensation advisor and to determine the terms and conditions of their engagement. The compensation advisor reports directly to the committee in executive sessions that are not attended by any of the Company’s officers.

Annual Review of Consultant Independence
     As a result of the steps taken by the Management Personnel Committee to monitor and manage the independence of its dedicated compensation advisor, the committee believes that the advisor is able to provide candid, direct and objective advice to the committee that is not influenced by management or any other services provided to Gray by Grant Thornton LLP. Furthermore, neither the compensation advisor nor any member of the advisory team participates in any of the other services provided to Gray by separate Grant Thornton LLP business units. Instead, with full knowledge of the committee, the Audit Committee engages a distinct unit of Grant Thornton to provide all other non-Management Personnel Committee consulting services to the Company, which are primarily related to internal audit services. Grant Thornton provides the Management Personnel Committee with an annual update on its services and related fees. The Management Personnel Committee determines whether the separate services are performed objectively and free from the influence of management. The total amount of fees paid for executive compensation services provided to the committee in 2009 by its dedicated compensation advisor was approximately $10,000. The total amount of fees paid by Gray to Grant Thornton in 2009 for all other services, excluding committee services, was approximately $144,220. The Management Personnel Committee recommended and approved the provision of these separate services to the Company.
Income Deduction Limitations
     Section 162(m) of the IRC generally sets a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of each of the executive officers. However, certain “performance-based” compensation that complies with the requirements of Section 162(m) is not included in the calculation of the $1 million cap. Historically, tax deductibility of officer compensation has not been a primary objective because of ongoing operating losses and the need for flexibility in pursuing our incentive and retention objectives. However, the Management Personnel Committee has been working with Grant Thornton LLP to explore ways that we can restructure the executive compensation program to satisfy our compensation goals and meet the 162(m) deductibility guidelines in 2010 and going forward.

Summary Compensation Table
     The following table sets forth a summary of the compensation of our Chief Executive Officer, Chief Financial Officer, and the other named executive officers for the years ended December 31, 2009, 2008 and 2007.

						Change in
						Pension
						Value and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
Name and		Salary(2)	Bonus(3)	Awards(4)	Awards(5)	Earnings(6)	Compensation(7)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Hilton H. Howell, Jr.	2009	400,000	—	—	—	14,839	59,387	474,226
Vice Chairman, Chief	2008	170,765	—	24,700	36,000	16,321	65,174	312,960
Executive Officer	2007	125,000	100,000	36,650	—	8,364	59,405	329,419
and Director(1)

Robert S. Prather, Jr.	2009	950,000	—	—	—	43,406	103,934	1,097,340
President,	2008	950,000	—	24,700	900,000	47,056	114,294	2,036,050
Chief Operating	2007	900,000	900,000	36,650	—	34,063	106,923	1,977,636
Officer and Director

James C. Ryan	2009	350,000	—	—	—	14,227	13,571	377,798
Senior Vice President	2008	350,000	—	—	135,000	27,442	20,010	532,452
and Chief Financial	2007	325,000	265,000	—	—	15,897	13,470	619,367
Officer

Robert A. Beizer	2009	320,000	35,000	—	—	17,939	33,792	406,731
Vice President-Law	2008	320,000	—	—	—	32,706	28,078	380,784
and Development	2007	315,000	30,000	—	—	22,944	24,749	392,693
and Secretary

(1)	For 2008, Mr. Howell’s annual base salary was $125,000 from January 1, 2008 until August 2008 when he became Gray’s Chief Executive Officer and his annual base salary was increased to $250,000.

(2)	Each of the named executive officers contributed a portion of his salary to our Capital Accumulation Plan. The disclosed salary amounts are before the named executive officer’s contributions.

(3)	Mr. Beizer received a bonus of $35,000 as a result of his work on behalf of the Company in obtaining long-term signal carriage agreements with cable and satellite companies. No annual cash bonuses were paid in 2009 for performance in 2008. The annual cash bonus amounts for performance in 2007 were paid in the first quarter of 2008. We accrued these amounts for financial reporting purposes in 2007.

(4)	Amounts represent the fair value of stock grants as of the date of grant in 2008 and 2007, respectively, computed in accordance with Financial Accounting Standards Board’s ASC Topic 718 (“ASC 718”). We did not grant any stock to our named executive officers in 2009. Fair value of stock grants is equal to the number of shares granted multiplied by the closing stock price on the date of grant. For additional information with respect to the 2008 and 2007 grants, refer to Note 8 — Stock-Based Compensation in the consolidated audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(5)	Amounts represent the fair value of stock options as of the date of grant in 2008 computed in accordance with ASC 718. We did not grant any stock options to our named executive officers in 2009 or 2007. For additional information on the valuation assumptions with respect to the 2008 grants, refer to Note 8 — Stock-Based Compensation in the consolidated audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(6)	Represents for 2009, the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31, 2009, and the present value of accumulated benefits at December 31, 2008, adjusted for benefit payments made during the year. Represents for 2008, the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31, 2008, and the present value of accumulated benefits at December 31, 2007, adjusted for benefit payments made during the year. Represents for 2007, the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31, 2007, and the present value of accumulated benefits at December 31, 2006, adjusted for benefit payments made during the year. The present values of accumulated benefits at December 31, 2009, 2008 and 2007 were calculated using the assumptions that were used for the December 31, 2009, 2008 and 2007 financial statement disclosures, which were the 1983 Group Annuity Mortality Tables for the Pension Plan, and the RP 2000 Projected Mortality Table for the Busse Pension Plan, separately for males and females, and a 6.27%, 5.79% and 6.10% interest discount, respectively. See the “Pension Benefits in 2009” table for additional information, including the present value assumptions used in this calculation.

(7)	See the “All Other Compensation Table” below for additional information.

All Other Compensation Table
     The following table describes each component of the amounts in the “All Other Compensation” column of the “Summary Compensation Table.”

				Company
		Dividends		Contributions	Company
		Paid on	Discounted	to Defined	Paid
		Stock	Securities	Contribution	Insurance	Directors’
		Awards(1)	Purchases(2)	Plans(3)	Premiums(4)	Fees(5)	Total
Name	Year	($)	($)	($)	($)	($)	($)

Hilton H. Howell, Jr.	2009	—	1,832	—	7,555	50,000	59,387
	2008	1,890	3,825	6,623	2,836	50,000	65,174
	2007	1,920	3,825	5,625	1,035	47,000	59,405

Robert S. Prather, Jr.	2009	—	2,978	—	50,956	50,000	103,934
	2008	25,290	3,825	3,840	31,339	50,000	114,294
	2007	33,120	3,825	3,557	19,421	47,000	106,923

James C. Ryan	2009	—	—	—	13,571	—	13,571
	2008	—	—	7,750	12,260	—	20,010
	2007	—	—	7,750	5,720	—	13,470

Robert A. Beizer	2009	—	—	—	33,792	—	33,792
	2008	—	—	5,247	22,831	—	28,078
	2007	—	—	6,736	18,013	—	24,749

(1)	Represents dividends paid to each named executive officer in 2008 and 2007, respectively, on all awards of restricted common stock. Messrs. Prather and Howell received grants of restricted common stock in their capacities as directors. Dividends are paid on all shares of restricted stock despite any vesting schedule and in a manner consistent with all other outstanding common shares. We did not declare or pay any dividends on any of our outstanding common stock in 2009.

(2)	Represents the amount of expense recognized by us, associated with the ESPP, for each named executive officer in 2009, 2008 and 2007, respectively. The ESPP was intended to qualify as an “employee stock purchase plan” under Section 423 of the IRC and to provide our eligible employees with an opportunity to purchase our common stock through payroll deductions. The price per share at which shares of common stock were eligible for purchase under the ESPP during 2009, 2008 and 2007 was 85% of the fair market value of the common stock on the last day of the purchase period. Effective June 30, 2009, we terminated the ESPP.

(3)	Represents the amount of expense recognized by us for employer matching contributions during 2008 and 2007, respectively, for the Capital Accumulation Plan for each named executive officer. We did not match employee contributions in 2009. The Capital Accumulation Plan provides additional retirement benefits for substantially all employees. The Capital Accumulation Plan is intended to meet the requirements of Section 401(k) of the IRC. The Capital Accumulation Plan allows an investment option in our common stock and Class A common stock. It also allows for a percentage match to be made by a contribution of our common stock. Employee contributions to the Capital Accumulation Plan, up to 6% of the employees’ gross pay, are matched by our contributions. Our percentage match amount is declared by our Board of Directors before the beginning of each plan year and is made by a contribution of our common stock. Our percentage match was 50% during the years ended December 31, 2008 and 2007. Our matching contributions vest, based upon each employee’s number of years of service, over a period not to exceed five years. In addition to our matching contributions, we authorized voluntary contributions for 2007 for active participants in the Capital Accumulation Plan. These voluntary contributions were equal to 1% of each active participant’s earnings for 2007. Contributions and vesting for the named executive officers are the same as for all other eligible employees.

(4)	Represents insurance premiums paid on behalf of each named executive officer.

(5)	Represents directors’ fees paid to each named executive officer in 2009, 2008 and 2007 who is also a director. See the “Director Compensation in 2009” table for additional information.
Grants of Plan-Based Awards in 2009
     During 2009, no plan-based awards were granted to any of the named executive officers.
Outstanding Equity Awards at December 31, 2009
     The following table provides information on the stock option awards held by the named executive officers at December 31, 2009. Each stock option award is shown separately for each of the named executive officers. The stock option award exercise prices shown below are rounded to two decimal points.

	Option Awards
			Number of	Number of
			Securities	Securities
			Underlying	Underlying
			Unexercised	Unexercised	Option
		Option	Options	Options	Exercise	Option
	Class	Grant	Exercisable	Unexercisable	Price	Expiration
Name	of Stock	Date	(#)	(#)	($)	Date

Hilton H. Howell, Jr.	Common	09/20/05	102,887	—	9.71	09/20/10
	Common	02/01/08	—	20,000	7.64	02/01/13

Robert S. Prather, Jr.	Common	06/08/05	142,899	—	9.71	06/07/10
	Common	02/01/08	—	500,000	7.64	02/01/13

James C. Ryan	Common	06/08/05	35,725	—	9.71	06/07/10
	Common	02/01/08	—	75,000	7.64	02/01/13

Robert A. Beizer	—	—	—	—	—	—

     The following table provides information on restricted stock awards held by the named executive officers at December 31, 2009. Each restricted stock award is shown separately for each of the named executive officers. The vesting schedule for each restricted stock award is shown following the stock awards table. The market value of the stock awards is based on our common stock closing market price of $1.51 per share as of December 31, 2009, which was the last trading day of the year.

	Stock Awards
				Market
			Number of	Value
			Shares or	of Shares
			Units of	or Units of
		Stock	Stock That	Stock That
		Award	Have Not	Have Not
	Class	Grant	Vested	Vested
Name	of Stock	Date	(#)	($)

Hilton H. Howell, Jr.	Common	01/01/06	1,000	1,510
	Common	01/01/07	2,000	3,020
	Common	03/12/08	3,000	4,530

Robert S. Prather, Jr.	Common	01/01/06	1,000	1,510
	Common	01/01/07	2,000	3,020
	Common	03/12/08	3,000	4,530

James C. Ryan	—	—	—	—

Robert A. Beizer	—	—	—	—

Grant
Date	Vesting Schedule for Stock Awards

01/01/06	20% vests in 2006; 20% vests in 2007; 20% vests in 2008; 20% vests in 2009; 20% vests in 2010
01/01/07	20% vests in 2007; 20% vests in 2008; 20% vests in 2009; 20% vests in 2010; 20% vests in 2011
03/12/08	20% vests in 2008; 20% vests in 2009; 20% vests in 2010; 20% vests in 2011; 20% vests in 2012

Option Exercises and Stock Vested in 2009
     The following table provides information, for the named executive officers, on the number of shares of stock awards vested in 2009 and the value realized by each before payment of any applicable withholding tax.

		Option Awards		Stock Awards
		Number		Number
		of Shares	Value	of Shares	Value
		Acquired	Realized	Acquired	Realized
	Class	on Exercise	on Exercise	on Vesting	on Vesting
Name	of Stock	(#)	($)	(#)	($)

Hilton H. Howell, Jr.(1)	Common	—	—	3,000	4,530

Robert S. Prather, Jr.(1)	Common	—	—	3,000	4,530

James C. Ryan	—	—	—	—	—

Robert A. Beizer	—	—	—	—	—

(1)	Messrs. Howell and Prather each acquired 3,000 shares of common stock having a market value of $1.51 per share on December 31, 2009 when the restrictions on those shares lapsed.
Pension Benefits
     Messrs. Howell, Prather, Ryan and Beizer participate in the Pension Plan. The Pension Plan, which is intended to be tax qualified, is available to certain of our employees and the employees of all of our subsidiaries that have been designated as participating companies under the plan.
     A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time.
     In addition, Mr. Ryan would receive retirement benefits paid by the Company under a pension plan with Mr. Ryan’s former employer, Busse Broadcasting Corporation (the “Busse Pension Plan”), which benefit amounts have been frozen since September 1997. The Company acquired Busse Broadcasting Corporation in July 1998.

     The following table shows the years of credited service, the present value of accumulated benefits and the benefit payments received (if any) during 2009 for the named executive officers:

				Payments
	Number		Present	During
	of Years		Value of	Last
	Credited		Accumulated	Fiscal
	Se rvice(1)		Benefit(2)	Year
Name	(#)	Plan Name	($)	($)

Hilton H. Howell, Jr.	7	Gray Television, Inc. Retirement Plan	54,973	—
Robert S. Prather, Jr.	8	Gray Television, Inc. Retirement Plan	235,006	—
James C. Ryan	11	Gray Television, Inc. Retirement Plan	107,821	—
		Busse Pension Plan	55,500	—
Robert A. Beizer	14	Gray Television, Inc. Retirement Plan	364,484	—

(1)	Computed as of the same Pension Plan measurement date as used for 2009 financial statement reporting purposes.

(2)	The Present Value of Accumulated Benefit was calculated using the assumptions that were used for 2009 financial statement reporting purposes, which were the 1983 Group Annuity Mortality Tables for the Pension Plan, and the RP 2000 Projected Mortality Table for the Busse Pension Plan, separately for males and females, and a 6.27% interest discount rate.

Potential Payments upon Termination or Change in Control
     The named executive officers do not have employment agreements or agreements with us that provide severance in the event of a change in control, except to the extent that the 2007 Long Term Incentive Plan, the Director’s Restricted Stock Plan, the Pension Plan and the Capital Accumulation Plan contain such provisions that are applicable to all participants. The information below describes and quantifies certain compensation that would become payable under existing plans, policies and arrangements if the named executive officer’s employment had terminated (by virtue of involuntary termination, death, disability, voluntary termination or change of control) on December 31, 2009, given the named executive officer’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Pension Plan, Capital Accumulation Plan, disability benefits, life insurance and accrued vacation pay.

	Involuntary			Voluntary	Change of
	Termination(1)(2)	Death(1)(3)	Disability(1)(4)	Termination(1)(2)	Control(1)(5)
Name	($)	($)	($)	($)	($)

Hilton H. Howell, Jr.	70,358	1,051,932	1,321,418	70,358	79,418
Robert S. Prather, Jr.	289,814	2,181,371	1,250,190	289,814	298,874
James C. Ryan	190,244	1,936,334	1,324,244	190,244	190,244
Robert A. Beizer	20,192	902,934	92,442	20,192	20,192

(1)	Gray does not have a formal severance policy for its named executive officers. At the time of a separation from service for any reason, the Board of Directors will use its discretion to determine each executive’s severance payment, if any. The amounts reported above reflect any accrued and unpaid benefits payable to the executive officer in addition to payment identified in plan documents and insurance policies.

(2)	Includes each named executive officer’s accrued and unpaid vacation payable upon termination and the present value of accumulated benefits from their pension plan(s) as determined by the plan’s actuary.

(3)	Includes each named executive officer’s accrued and unpaid vacation payable upon termination, the death benefit of their basic and supplemental life insurance coverage, the present value of the accumulated benefits from their pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their unvested restricted stock awards and stock options. The life insurance benefit reflects the payment of the death benefit by the insurance company for which the Company has been paying premiums on behalf of the executive officer.

(4)	Includes each named executive officer’s accrued and unpaid vacation payable upon termination, the amount of long-term disability payments, the present value of accumulated benefits from their pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their unvested restricted stock awards and stock options. Executive officers are entitled to monthly long-term disability payments from the time of disability through age 65. Because Mr. Beizer is beyond 65 years of age, he would receive 17 months of long-term disability payments from the time of disability.

(5)	Includes each named executive officer’s accrued and unpaid vacation payable upon termination, the present value of accumulated benefits from their pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their unvested restricted stock awards and stock options.

     For the purposes of this discussion, “disability” generally means total disability, resulting in the grantee being unable to perform his job, and “change of control” means any of the following: (1) any person becomes the beneficial owner of 45% or more of the combined voting power of our then outstanding shares; (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (3) there is consummated any consolidation or acquisition in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock are converted into cash, securities or other property; (4) there is consummated any consolidation or acquisition of us, in which we are the continuing corporation, in which the holders of our common stock immediately prior to the acquisition do not own 51% percent or more of the stock of the surviving corporation immediately after the acquisition; (5) there is consummated any sale, lease, exchange or other transfer of substantially all our assets; or (6) our shareholders approve any plan or proposal for our liquidation or dissolution.
     If one of the named executive officers were to die or become disabled, or if there were to be a change in control, any unexercisable stock options granted before the date of that event would become exercisable and remain exercisable until the later of one year from the date of death or the expiration date of the grant.
     The Director’s Restricted Stock Plan provides that any remaining restrictions on awards of restricted stock generally lapse upon the death or disability of the named executive officer, and in the event of a change of control, all shares of restricted stock will become immediately and fully transferable, and all periods of restriction will expire, and the 2007 Long Term Incentive Plan Committee, which administers the Director’s Restricted Stock Plan, will be deemed to waive any forfeiture provisions provided with respect to any award. As of December 31, 2009, the named executive officers did not hold any option awards with intrinsic value (that is, their options had an exercise price in excess of our common stock price) that were exercisable or would have become exercisable or vested if the named executive officer had died or become disabled, or if there had been a change of control, based upon the closing price of our common stock on such date.
     Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed, actual amounts paid or distributed may be different than as disclosed. Factors that could affect these amounts include the timing during the year of any such event or our stock price.

Director Compensation
     The current compensation and benefit program for directors is designed to fairly pay directors for time and effort required to be an effective director of a company of our size and scope; to align directors’ interests with the long-term interests of shareholders; and to be simple, transparent and easy for shareholders to understand. Our directors’ compensation for 2009 included the following compensation elements:

Description	Amount ($)

Chairman of the Board’s annual retainer fee	40,000
Director’s annual retainer fee	35,000
Chairman of the Board fee per board meeting	4,000
Director’s fee per board meeting	3,000
Audit Committee chairman fee per committee meeting	4,000
Audit Committee member fee per committee meeting	3,500
Other Committee chairman fee per committee meeting	3,000
Other Committee member fee per committee meeting	3,000
     Directors are paid the above fee arrangement for participation in person or by telephone in any meeting of the Board of Directors or any committee thereof.
     In addition, we adopted the Director’s Restricted Stock Plan in 2003. Pursuant to that plan, we may grant our directors restricted shares of our common stock that vest over five years in equal annual increments. Under the Director’s Restricted Stock Plan, a maximum of 10,000 restricted shares of common stock may be granted to each director in any calendar year.

Director Compensation in 2009
     The table below presents the directors’ compensation for 2009:

		Change in
		Pension
		Value and
	Fees	Nonqualified
	Earned or	Deferred
	Paid in	Compensation	All Other
	Cash(1)	Earnings(2)	Compensation(3)	Total
Name	($)	($)	($)	($)

William E. Mayher, III Chairman of the Board of Directors	80,000	—	—	80,000
Richard L. Boger	64,000	—	—	64,000
Ray M. Deaver	56,000	—	—	56,000
T. L. Elder	64,000	—	—	64,000
Hilton H. Howell, Jr.	50,000	14,839	9,387	74,226
Zell B. Miller	53,000	—	—	53,000
Howell W . Newton	66,000	—	—	66,000
Hugh E. Norton	56,000	—	—	56,000
Robert S. Prather, Jr.	50,000	43,406	53,934	147,340
Harriett J. Robinson	50,000	—	—	50,000
J. Mack Robinson	50,000	—	400,000	450,000

(1)	For all directors, this amount represents cash compensation earned in 2009 for Board of Directors and committee service.

(2)	Represents the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31, 2009 and the present value of accumulated benefits at December 31, 2008, adjusted for benefit payments made during the year. The present value of accumulated benefits at December 31, 2009 was calculated using the assumptions that were used for the December 31, 2009 financial statement disclosures, which were the 1983 Group Annuity Mortality Table, separately for males and females, and a 6.27% interest discount. The present value of accumulated benefits at December 31, 2008 was calculated using the assumptions that were used for the December 31, 2008 financial statement disclosures, which were the 1983 Group Annuity Mortality Table, separately for males and females, and a 5.79% interest discount. See the “Pension Benefits in 2009” table for additional information, including the present value assumptions used in this calculation.

(3)	Represents all other compensation earned by the named director. For descriptions of the other compensation earned by Mr. Howell and Mr. Prather, refer to the amounts in the “All Other Compensation Table,” with the exception of directors’ fees, which are reported separately in this “Director Compensation in 2009” table. For Mr. Robinson, it also includes a consulting fee of $400,000 as discussed below in “Certain Relationships and Related Party Transactions.”
     The members of our Board of Directors are reimbursed for reasonable travel expenses incurred by them during the execution of their duties as members of our Board of Directors and any committees. These expenses include but are not limited to mileage, hotel rooms, meals and air transportation.
REPORT OF MANAGEMENT PERSONNEL COMMITTEE
     The following Report of the Management Personnel Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.
     The Management Personnel Committee, acting in its capacity as the Compensation Committee, has reviewed and discussed the “Compensation Discussion and Analysis” contained in this Proxy Statement with management and, based on such review and discussion, the Management Personnel Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included herein and in Gray’s Annual Report on Form 10-K for the year ended December 31, 2009.
     The Management Personnel Committee has retained Grant Thornton LLP to advise it on current trends and best practices in compensation. The total amount of fees paid to Grant Thornton for executive compensation services provided as a dedicated compensation advisor to the committee in 2009 was approximately $10,000. The total amount of fees paid to Gray to Grant Thornton in 2009 for all other services, excluding committee services, was approximately $144,220, which related primarily to internal audit services. The Management Personnel Committee recommended and approved the provision of these additional services to the Company by Grant Thornton LLP.
     Submitted by the Management Personnel Committee of the Board of Directors.
Ray M. Deaver, Chairman William E. Mayher, III Zell B. Miller Hugh E. Norton
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Messrs. Deaver, Mayher, Miller and Norton are the members of the Management Personnel Committee, which serves as our Compensation Committee. No member of the Management Personnel Committee was an employee or officer of Gray or any of its subsidiaries during 2009 or was formerly an officer of Gray or any of its subsidiaries, except that Mr. Deaver served as Gray’s Regional Vice President-Texas from October 1999 until his retirement in December 2001. He was the President and General Manager of KWTX Broadcasting Company and President of Brazos Broadcasting Company from November 1997 until their acquisition by Gray in October 1999. Mr. Norton had an immaterial business relationship with Gray during 2009 as described under “Certain Relationships and Related Party Transactions.” No “compensation committee interlocks” existed during 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     We obtain certain liability, umbrella and workers’ compensation insurance coverages through Insurance Associates of Georgia, an insurance agency that is owned by a son-in-law of Hugh E. Norton, one of our directors. During 2009, in connection with these coverages, Insurance Associates of Georgia retained commissions of $130,577 paid to it by the various insurance companies providing insurance to us and paid $96,640 of such commissions to Norco Holdings, Inc., an insurance agency, of which Mr. Norton is President and which is owned by Mr. Norton’s wife and daughter. The Board of Directors has reviewed these arrangements and has determined that, notwithstanding these payments, Mr. Norton is independent in accordance with Section 303A.02(b) of the NYSE listing standards and the standards set forth in the IRC and the Exchange Act as further explained under the heading “Corporate Governance.”
     In December 2008, Gray entered into a consulting contract with Mr. Robinson in which he agreed to consult and advise Gray with respect to its television stations and all related matters in connection with various proposed or existing television stations. In return for his services, Mr. Robinson received compensation of $400,000. Mr. Robinson served as Gray’s Chief Executive Officer until his resignation in August 2008 and he continues to serve as a member of Gray’s Board of Directors and as Chairman Emeritus.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires the directors, executive officers and persons who own more than ten percent of a registered class of a company’s equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than ten percent shareholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.
     To our knowledge, based solely on our review of the copies of such reports filed with the SEC during the year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and ten percent beneficial owners were met, except that ten percent shareholder Highland Capital Management, LP failed to timely file two Form 4 reports for a total of five transactions.
REPORT OF AUDIT COMMITTEE
     The following Report of the Audit Committee, together with references in this Proxy Statement to the independence of the Audit Committee members and the Audit Committee Charter, does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.
     The Audit Committee of our Board of Directors is comprised of four directors who are independent and financially literate in accordance with the NYSE listing standards and the SEC rules regarding audit committees. In addition, the Board of Directors has determined that T. L. Elder is an “audit committee financial expert” as defined by applicable SEC rules. In accordance with its written charter, which was approved and adopted in its current form by our Board of Directors in June 2009, the Audit Committee assists our Board of Directors in the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Gray. In addition, the Audit Committee has the authority to select our independent registered public accounting firm. Gray’s Audit Committee Charter prohibits a member of the Audit Committee from serving on more than three public company audit committees.
     Management has primary responsibility for Gray’s financial statements and the overall reporting process, including Gray’s system of internal controls. McGladrey & Pullen, LLP, our independent registered public accounting firm, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present, in all material respects, our financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed our audited consolidated financial statements for the year ended December 31, 2009 and discussed them with both management and McGladrey & Pullen, LLP.
     Management is responsible for establishing, assessing and reporting on Gray’s system of internal control over financial reporting. McGladrey & Pullen, LLP is responsible for performing an independent audit of Gray’s internal control over financial reporting and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of this process. In connection with these responsibilities, the Audit Committee met with management and McGladrey & Pullen, LLP to review and discuss the effectiveness of Gray’s internal controls over financial reporting.
     The Audit Committee has also discussed with McGladrey & Pullen, LLP the matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.
     The Audit Committee has received and reviewed the written disclosures and the letter from McGladrey & Pullen, LLP consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and has discussed and confirmed with McGladrey & Pullen, LLP its independence with respect to Gray. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by McGladrey & Pullen, LLP is compatible with maintaining that independence.
     Based upon this review, the Audit Committee recommended to the full Board of Directors that our audited consolidated financial statements be included in Gray’s Annual Report on Form 10-K for the year ended December 31, 2009 and filed with the SEC.
     Submitted by the Audit Committee of the Board of Directors.
     Howell W. Newton, Chairman
     Richard L. Boger
     T. L. Elder
     William E. Mayher, III

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     McGladrey & Pullen, LLP has been our independent registered public accounting firm since May 2006. McGladrey & Pullen, LLP audited our annual financial statements for the years ended December 31, 2009, 2008, 2007 and 2006. As approved by our Audit Committee, we have selected McGladrey & Pullen, LLP as our independent registered public accounting firm to audit our financial statements and our internal control over financial reporting for the year ending December 31, 2010. A representative of McGladrey & Pullen, LLP is expected to be present at the 2010 Annual Meeting, will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions. We have decided not to ask our shareholders to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2010.
Fees
     The fees billed by McGladrey & Pullen, LLP for 2009 and 2008 were as follows:

	2009	2008
	($)	($)
Audit fees(1)	831,381	952,321
Audit-related fees(2)	99,257	89,096
Tax fees	—	—
All other fees	—	—

Total	930,638	1,041,417

(1)	Audit fees include fees for the current year audit, fees for quarterly reviews of our reports on Form 10-Q and consultation concerning accounting issues discussed with the SEC when applicable.

(2)	These fees were for audits of our employee benefit plans.
     All audit related services, tax services and other non-audit services must be, and all of the expenses for such services in 2009 and 2008 were, pre-approved by the Audit Committee, which also concluded that the provision of such services was compatible with the maintenance of McGladrey & Pullen, LLP’s independence in the conduct of its auditing functions.
     In accordance with its written charter, the Audit Committee reviews and discusses with McGladrey & Pullen, LLP, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm.

EQUITY COMPENSATION PLAN INFORMATION
     The following table gives information about the common stock and Class A common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of December 31, 2009.
Equity Compensation Plan Information

			Number of securities remaining
	Number of securities to		available for future issuance
	be issued upon exercise		under equity compensation
	of outstanding options,	Weighted average	plans (excluding securities
	warrants and rights	exercise price of	reflected in 1st column)
	(in thousands)	outstanding options	(in thousands)
Plan Category	(#)	warrants and rights	(#)

Common Stock:
Equity compensation plans approved by security holders(1)(2)	1,476	$8.28	7,392

Equity compensation plans not approved by security holders	—	$—	—

Total	1,476		7,392

Class A Common Stock:
Equity compensation plans approved by security holders(1)	—	$—	1,000

Equity compensation plans not approved by security holders	—	$—	—

Total	—		1,000

(1)	Under our 2007 Long-Term Incentive Plan, we are authorized to issue options to acquire an additional 4,979,300 shares of either our common stock or our class A common stock; however, of this amount, we cannot grant options to acquire in excess of 1,000,000 shares of our Class A common stock. For purposes of this disclosure, we have assumed the issuance of options to acquire 4,979,300 shares of our common stock and 1,000,000 shares of our Class A common stock.

(2)	Includes 1,642,849 shares of our common stock that are issuable under our Capital Accumulation Plan, which is intended to meet the requirements of Section 401(k) of the Internal Revenue Code. Includes 770,000 shares of our common stock that are issuable under our Director’s Restricted Stock Plan.
OTHER MATTERS
     Our Board of Directors knows of no other matters to be brought before the 2010 Annual Meeting. However, if any other matters are properly brought before the 2010 Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR INCLUSION
IN NEXT YEAR’S PROXY STATEMENT
     Proposals of shareholders intended to be presented at our 2011 Annual Meeting of Shareholders must be received at our principal executive offices by December 29, 2010, in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.
OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION
AT NEXT YEAR’S ANNUAL MEETING
     For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2011 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on March 25, 2011 and advise shareholders in the 2011 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) receive notice of the proposal after the close of business on March 25, 2011. Notices of intention to present proposals at the 2011 Annual Meeting of Shareholders should be addressed to Gray Television, Inc., Attention: Robert A. Beizer, Secretary, 1750 K Street, NW, Suite 1200, Washington, D.C., 20006.
AVAILABILITY OF FORM 10-K
     Our Annual Report on Form 10-K is available online at www.gray.tv in the “SEC Filings” section. We will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC. Such requests should be addressed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations.
HOUSEHOLDING
     As permitted under the Exchange Act, to the extent shareholders receive a hard copy of the proxy by mail, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of this proxy statement. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations at the address above to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations at the address above to request that only a single copy of the proxy statement by mailed in the future.

GRAY TELEVISION, INC.
4370 PEACHTREE ROAD, N.E.
ATLANTA, GA 30319
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Gray Television, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Gray Television, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M23649-P95657	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRAY TELEVISION, INC.	For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends that you vote FOR the following:	All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.

	☐	☐	☐

Vote on Directors
1.	Election of Directors
Nominees:
01)	Richard L. Boger	07)	Howell W. Newton

02)	Ray M. Deaver	08)	Hugh E. Norton

03)	T. L. Elder	09)	Robert S. Prather, Jr.

04)	Hilton H. Howell, Jr.	10)	Harriett J. Robinson

05)	William E. Mayher, III	11)	J. Mack Robinson

06)	Zell B. Miller

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
 The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M23650-P95657
GRAY TELEVISION, INC.
The shareholder hereby appoints William E. Mayher, III and Hilton H. Howell, Jr. or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock and Class A common stock of Gray Television, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 a.m., local time, June 23, 2010, at The Peachtree Insurance Center, The Executive Board Room, 5th Floor 4370 Peachtree Road, N.E., Atlanta, Georgia 30319 and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side